Exhibit 99.1

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	September 27, 2007
Investor Relations
(859) 572-8684
General Cable Announces Pricing of Senior Convertible Notes Due 2012
HIGHLAND HEIGHTS, KENTUCKY — September 27, 2007 — General Cable Corporation (NYSE: BGC) (the “Company”) announced today that it has entered into an agreement to sell $415 million in aggregate principal amount of its 1.0% Senior Convertible Notes due 2012 (the “Notes”). In addition, the Company has granted to the initial purchaser an option to purchase up to an additional $60 million in principal amount of the Notes on the same terms and conditions as those sold in this offering.
Interest on the Notes will be paid semiannually on October 15 and April 15 at a rate of 1.0% per year. The Notes will be convertible into the Company’s common stock at a conversion rate of 11.9142 shares per $1,000 principal amount of Notes. This conversion is equivalent to an initial conversion price of approximately $83.93 per share. This represents a 27.5% premium to $65.83 per share, which was the last reported sale price of the Company’s common stock on the New York Stock Exchange on September 26, 2007.
Prior to October 15, 2012, holders may convert their Notes under certain circumstances. On and after October 15, 2012, the notes will be convertible at any time prior to the close of business on the business day before the stated maturity date of the notes. Upon conversion of a note, if the conversion value is $1,000 or less, holders will receive an amount in cash in lieu of common stock equal to the lesser of $1,000 or the conversion value of the number of shares of common stock equal to the conversion rate. If the conversion value exceeds $1,000, in addition to this cash payment, holders will receive, at the Company’s election, cash or common stock or a combination of cash and common stock for the excess amount.
The Notes will be general unsecured obligations of the Company, and will be guaranteed on an unsecured senior basis by certain of the Company’s existing and future domestic subsidiaries.
The purpose of this offering is to fund a portion of the purchase price for the previously disclosed acquisition of the wire and cable business of Freeport-McMoRan Copper & Gold Inc. and related costs and, if such acquisition is not consummated for any reason, for general corporate purposes, which may include funding the potential expansion of our business in the United States and into foreign countries and the acquisition of other complementary businesses.
The Notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Certain statements in this press release, including, without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include reliance on dividends and other transfers from subsidiaries to repay indebtedness; ability to service outstanding indebtedness; the Company’s failure to comply with covenants in existing and future financing arrangements; covenants contained in existing indebtedness that restrict the Company’s business operations; downgrade in the Company’s credit ratings; ability to repurchase outstanding notes; ability to pay the conversion price on convertible notes; the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully integrate the proposed acquisition and other acquisitions, costs associated with the proposed acquisition and other acquisitions; the receipt and timing of regulatory approvals for the proposed acquisition; the ability to finance the acquisition purchase price and expiration of the commitment letter; the possibility that the acquisition will not close; the reaction of customers, suppliers and competitors to the proposed acquisition; general market perception of the proposed acquisition, diversion of management attention from other business concerns due to the proposed acquisition and other acquisitions; undisclosed or unanticipated liabilities and risks resulting from the proposed acquisition; increased indebtedness resulting from the funding of the proposed acquisition; operations in additional foreign countries and political instability in such countries; the ability to successfully identify and finance other acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its pension accounting practices; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, as well as any current and periodic reports filed with the Commission subsequent to such date. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
9/27/07